SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2006 (December 15, 2006)

UNIPRO FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

South Banbidian Industrial Park,

Liqiao Township, Shunyi District

Beijing 101304, People’s Republic of China

(Address of Principal Executive Offices)

(86-10) 8416 3816

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On December 15, 2006, Unipro Financial Services, Inc. (the “Company”) dismissed Berkovits, Lago & Company, LLP as its principal independent accountant following the change of control of the company reported on the Current Report on Form 8-K dated November 2, 2006 and incorporated herein by reference. Berkovits, Lago & Company, LLP’s report on the Company’s financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. The report for the year ended October 31, 2005 contained a “going-concern” modification. There were no disagreements with Berkovits, Lago & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Berkovits, Lago & Company, LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The Company has provided Berkovits, Lago & Company, LLP with a copy of the disclosures it is making in response to this Item 4.01 prior to the day that this Current Report on Form 8-K is being filed with the SEC. The Company requested that Berkovits, Lago & Company, LLP furnish a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A copy of such a letter provided by Berkovits, Lago & Company, LLP is filed as Exhibit 16.1 to this Current Report.

On December 15, 2006, the Company retained Moore Stephens Wurth Frazer and Torbet, LLP to serve as its principal independent accountant. The Company’s board of directors approved the decision to dismiss Berkovits, Lago & Company, LLP as the Company’s principal independent accountant and to retain Stephens Wurth Frazer and Torbet, LLP. to serve as the Company’s principal independent accountant.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

16.1	Letter dated December 18, 2006 from Berkovits, Lago & Company, LLP to the United States Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPRO FINANCIAL SERVICES, INC.

Date: December 18, 2006	By:	/s/ Brian Lin
Name: Brian Lin
Title: Chief Executive Officer